EXHIBIT 99.1

                                 PRESS RELEASE



                TRITEAL CORPORATION ANNOUNCES CHAPTER 11 FILING,
              RESIGNATION OF DIRECTORS AND CLASS ACTION SETTLEMENT

Carlsbad, CA - April 2, 1999 - TriTeal Corporation announced today that it has filed a voluntary chapter 11 petition under the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California on April 2, 1999. The Company filed a plan of liquidation with the court providing for the liquidation of the Company's assets, payment to its creditors and the distribution of any remaining cash to the stockholders of the Company. In its bankruptcy petition, the Company indicated that it held $5.5 million of cash and cash equivalents and estimated its liabilities at $2.6 million, although some additional liabilities were listed in an "unknown" amount. The chapter 11 filing came after extensive efforts to achieve profitability and find a suitable acquirer proved unsuccessful. The decision reflects the Board of Directors' efforts to preserve value for creditors and shareholders. In connection with the chapter 11 filing, the directors of the Company, Jeff Witous, Richard Noling and Dennis Morin, submitted their resignations.

The Company also announced that it has received court approval of the settlement of the class action securities litigation pending against the Company, certain of its current and former officers and directors, and certain of the underwriters of the Company's public offering of common stock. Under the settlement, amongst other terms, the plaintiff classes and their attorneys were paid $12 million (of which $10 million was paid by the Company), and the plaintiffs dismissed with prejudice all claims pending in the actions against the Company, certain of its current and former officers and directors and the underwriters of the Company's public offerings.

Headquartered in Carlsbad, California, TriTeal Corporation was a provider of mission-critical desktop solutions for Global 1000 enterprise environments. Except for the liquidation of its assets, the Company has ceased doing business.



Contact:  TriTeal Corporation, (760) 930-2055